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                                                                      EXHIBIT 3

                            PARTICIPATION AGREEMENT

     THIS AGREEMENT, dated as of February 28, 1997, is made by and between TOTH II, LLC ("Toth II"), and FSP, Inc. ("FSP").

     WHEREAS, The Bank of New York ("BNY") is a lender to Today's Man, Inc., Today's Man Outlet, Inc., F&S International, Inc., Beveman Development, Feld & Feld, Inc., Benmal, Inc. and D&L, Inc. (the "Borrowers") pursuant to, among other things, that certain Amended and Restated Credit Agreement, dated as of April 27, 1995, amended and restated as of November 17, among the Borrowers and NationsBank, N.A., Shawmut, N.A., n/k/a Fleet National Bank, and the BNY; and

     WHEREAS, pursuant to an Assignment Agreement, dated of even date herewith (a copy of which is attached hereto as Exhibit A). Toth II has purchased all of the right, title, and interest of BNY in such loans made to the Borrowers (the "Assigned Claim"); and

     WHEREAS, Toth II is willing to sell and convey, and FSP is willing to purchase and acquire, a participation interest in the Assigned Claim on the terms and conditions set forth herein.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Toth II and FSP agree as follows:

     Section 1. Sale and Purchase of Participation.

     a) Toth II hereby sells, assigns, transfers and conveys to FSP, and FSP hereby purchases, acquires, accepts and assumes from Toth II, without recourse to Toth II, for the account and risk of FSP, a fifty (50%) percent interest in all of Toth II's rights, benefits and obligations in or to, or under, or with respect to, the Assigned Claims, such interest of FSP in such Assigned Claim being referred to herein as FSP's "Participation" in such Assigned Claim, and such percentage of FSP in such Assigned Claim being referred to herein as FSP's "Percentage" in such Assigned Claim.

     In consideration for the sale by Toth II to FSP of FSP's Participation, FSP shall pay to Toth II fifty (50%) percent of the amount which Toth II paid to BNY pursuant to the terms of the Assignment Agreement.

     Section 2. Distributions and Payments.

     a) Whenever Toth II shall receive any payment on account of the Assigned Claim, Toth II shall promptly pay over to FSP, FSP's Percentage share of the amount so received.

     b) If (i) any payment received by Toth II shall be rescinded or otherwise shall be required to be returned or paid over by Toth II for any reason at any time, or (ii) Toth II shall be liable for and pay any damages, penalties, actions, judgments, costs, expenses or




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disbursements on account of, or related to, the Assigned Claim, whether before or after the termination of this Agreement, FSP, promptly upon notice from Toth II, shall pay over to Toth II its Percentage share of the amount so rescinded, returned or paid by Toth II, together with its Percentage share of any interest or penalties payable with respect thereto.

     c) If FSP receives any payment on account of its Participation in the Assigned Claim from any source other than Toth II pursuant to the terms of this Agreement, FSP shall promptly pay over to Toth II the amount in excess of FSP's Percentage share of the amount so received.

     d) Toth II shall deliver to FSP copies of any and all notices received with respect to the Assigned Claim promptly after receipt thereof by Toth II.

     Section 3. Amendment and Waivers/Voting Rights. Toth II shall not agree to amend, waive, or release any of the following terms or provisions of the Assigned Claim without obtaining the prior consent of FSP: (a) any reduction in the principal of, the interest rate on, or the extension of any stated payment date for, the Assigned Claim or (b) the release of any collateral or guarantee securing the Assigned Claim. All issues which are likely to have a material impact on the Assigned Claim, its enforceability, or its collection, and any issue which is likely to have a material impact on costs to be incurred related to the Assigned Claim, shall be determined by vote requiring approval of the Majority Participants. For the purposes of this Section 3, "Majority Participants" shall mean the holders of at least 51% of the aggregate interest in the Assigned Claim. If, after soliciting the vote of the participants there is no such majority, the parties agree to negotiate in good faith in an attempt to reach a consensus on such issue. Neither party shall be liable to the other for actions or omissions on account of, or related to, the Assigned Claim except on account of gross negligence or willful misconduct.

     Section 4.  Further Assignments.

     a) Neither FSP's Participation interest in or any of its rights or obligations under the Assigned Claim shall be sold, assigned, subdivided, pledged or otherwise transferred, conveyed or encumbered without the prior written notice of Toth II.

     b) Neither Toth II's interest in or any of its rights or obligations under the Assigned Claim shall be sold, assigned, subdivided, pledged or otherwise transferred, conveyed or encumbered without the prior written consent of FSP.


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     Section 5. Representations.

     a) Toth II hereby represents and warrants to FSP that it has good and marketable title to the Assigned Claim free and clear of any liens, interests, security interests, encumbrances or other claims.

     b) Toth II hereby represents and warrants to FSP that it has the right and power and is duly authorized to enter into the agreement.

     c) FSP hereby represents and warrants to Toth II that it has the right and power and is duly authorized to enter into this agreement.

     Section 6. Toth II's Rights. FSP expressly acknowledges that (i) Toth II has not made any representation or warranty, express or implied, to FSP with respect to the Assigned Claim, and that no act by Toth II heretofore or hereafter taken, including any review of the financial condition or business affairs of the Borrowers, shall be deemed to constitute any representation or warranty by Toth II to FSP; and (ii) in connection with its entry into and its performance of his obligations under this Agreement, FSP has made and shall continue to make its own independent investigation of the financial condition and business affairs of the Borrowers and his own independent appraisal of the value and lien status of any collateral or guaranty securing the Assigned claim. FSP agrees that it will promptly reimburse Toth II for fifty (50%) percent of all out of pocket expenditures related to the Assigned claim, including, without limitation reasonable attorney's fees and expenses.

     Section 7. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be sent by telecopy (which shall be effective when sent ) or by fist class, registered or certified mail (which shall be effective when deposited in the mail, postage prepaid). All notices shall be sent to the applicable party at the address stated on the signature page hereof or in accordance with the last unrevoked written direction form such party.

     Section 8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

     Section 9. Heading. Headings are for convenience only and shall not modify or affect the meaning or construction hereof.





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TOTH II, LLC                                          FSP, Inc.

By:   Osiris Group, L.P.,                          By:  /s/ John Constable
      its Managing Member                            ------------------
By:   Osiris Management, LLC                            President
      its General Partner
By:   Steven Jackson,
      its Managing Member
      of Osiris Management, LLC


By:   /s/ Steven C. Jackson
      ------------------
Name: Steven Jackson,
      Managing Member of Osiris Management, LLC

Address for Notices:                         Address for Notices:

Toth II, LLC                                 FSP, Inc.
c/o SAC Capital Management, LLC              Five Radnor Corporate Center
777 Long Ridge Road                          100 Matson Ford Road, Suite 105
Stamford, Connecticut 06902                  Radnor, PA 19087
Attn: Steven Jackson                         Attn: John Constable



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